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                                                                    EXHIBIT 99.1

For Immediate Release

             PHAR-MOR, INC. ENTERS INTO $150 MILLION CREDIT FACILITY

YOUNGSTOWN, OHIO, NOVEMBER 16, 2000 - Phar-Mor, Inc. announced today that it has entered into a $150 million senior secured revolving credit agreement with Fleet Retail Finance, Inc., as agent, and other financial institutions, that replaces the existing $100 million senior secured revolving credit facility with Bank of America. The new facility is secured by all of the Company's assets except equipment and real estate.

Phar-Mor is a retail drug store chain operating 139 stores under the names "Phar-Mor", "Pharmhouse" and "The Rx Place" in 24 states. The Company's common stock is traded on the NASDAQ National Market under the symbol "PMOR." Phar-Mor's online store is accessible at www.PharMore.com and through the Company's website at www.pharmor.com.

This release contains statements relating to future results of Phar-Mor, Inc. and its market share in the industry (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, market acceptance of merchandising concepts, changes in political and economic conditions, demand for and market acceptance of new and existing products, availability of new products, increased competition as well as other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact: Gary Holmes 212/484-7736


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